EXHIBIT 21.1

LIST OF SUBSIDIARIES

The list chart below sets forth all material subsidiaries of China Energy Recovery, Inc. and includes information about the jurisdiction of incorporation of each subsidiary. Unless otherwise noted, each subsidiary does not conduct business under any other name than its legal name.

Name	Jurisdiction of Incorporation
Poise Profit International Limited	British Virgin Island
Haie Hi-tech Engineering (Hong Kong) Company Limited	Hong Kong Special Administration Region, China
CER (Hong Kong) Holdings Limited	Hong Kong Special Administration Region, China
CER Energy Recovery (Shanghai) Co., Ltd.	Shanghai, China

The list below sets forth all variable interest entities benefitting China Energy Recovery, Inc., or one of its subsidiaries, and includes information about the state or other jurisdiction of incorporation of each variable interest entity.

Name	Jurisdiction of Incorporation
Shanghai Hai Lu Kun Lun Hi-tech Engineering Co., Ltd.	Shanghai, China
Shanghai Xin Ye Environmental Protection Engineering Co., Ltd.	Shanghai, China
Shanghai Si Fang Boiler Factory – Vessel Works Division	Shanghai, China